Exhibit 10.8(c)
THIRD AMENDMENT TO LEASE
(EXPANSION)
This Third Amendment to Lease (the “Agreement”) is entered into as of April 4, 2018 by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and PROCEPT BIOROBOTICS CORPORATION, a California corporation (“Tenant”), with respect to the following facts and circumstances:
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of July 15, 2013, as amended by a First Amendment to Lease dated March 2, 2016 and a Second Amendment to Lease dated May 20, 2016 (collectively, the “Original Lease”) of certain premises (the “Existing Premises”) within the building commonly known as Suites 101 and 210, 900 Island Drive, Redwood City, California 94605, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.
B.    Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.
IT IS, THEREFORE, agreed as follows:
1.    Definitions. As used in this Agreement, the following terms have the following meanings:
“Second Expansion Space” means, collectively, the Suites 150 and 170 Expansion Space (as defined below) and the Suite 203 Expansion Space (as defined below).
“Suites 150 and 170 Expansion Space” means a portion of the Building, containing approximately 12,824 rentable square feet of area, and more particularly shown on Exhibit “B-2” attached hereto.
“Suites 150 and 170 Expansion Space Commencement Date” shall mean the earlier of (a) the date upon which Tenant first commences to conduct business in the Suites 150 and 170 Expansion Space, and (b) the date that is one hundred twenty (120) days after the Suites 150 and 170 Early Occupancy Date (as defined in Exhibit “K” attached hereto).
“Suite 203 Expansion Space” means a portion of the Building, containing approximately 8,577 rentable square feet of area, and more particularly shown on Exhibit “B-3” attached hereto.
“Suite 203 Expansion Space Commencement Date” shall mean the earlier of (a) the date upon which Tenant first commences to conduct business in the Suite 203 Expansion Space, and (b) the date that is one hundred twenty (120) days after the Suite 203 Early Occupancy Date (as defined in Exhibit “K” attached hereto).
2.    Lease of Suites 150 and 170 Expansion Space. Effective on the Suites 150 and 170 Expansion Space Commencement Date, the Premises shall be expanded to include the Suites 150 and 170 Expansion Space. Accordingly, effective on the Suites 150 and 170 Expansion

Space Commencement Date, Landlord leases the Suites 150 and 170 Expansion Space to Tenant and Tenant leases the Suites 150 and 170 Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:
2.1    Location of Suites 150 and 170 Expansion Space. The Suites 150 and 170 Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises, the Suite 203 Expansion Space, if then applicable, and the Suites 150 and 170 Expansion Space, and Exhibit “B-2” attached hereto is hereby added to Exhibit “B” to the Original Lease.
2.2    Tenant’s Building Percentage. Tenant’s Building Percentage is increased by 26.38%.
2.3    Tenant’s Common Area Building Percentage. Tenant’s Common Area Building Percentage is increased by 1.29%.
2.4    Rent. Tenant agrees to pay Landlord a Base Rent for the Suites 150 and 170 Expansion Space in an amount equal to $4.10 per square foot of rentable space in the Suites 150 and 170 Expansion Space, which Base Rent shall increase by three percent (3%) on each anniversary of the Suites 150 and 170 Expansion Space Commencement Date; provided, however, in the event that the Suite 203 Expansion Space Commencement Date occurs prior to the Suites 150 and 170 Expansion Space Commencement Date, then Tenant agrees to pay Landlord a Base Rent for the Suites 150 and 170 Expansion Space at the same rental rate per square foot of rentable space then in effect for the Suite 203 Expansion Space, as the rental rate for monthly Base Rent for the Suite 203 Expansion Space may increase from time to time. The monthly Base Rent for the first month after the Suites 150 and 170 Expansion Space Commencement Date for which monthly Base Rent is due plus estimated Operating Expenses and Taxes in the amount of $15,388.80 shall be payable upon the execution of this Agreement. The monthly Base Rent for the Suites 150 and 170 Expansion Space shall be payable in the manner provided for in the Original Lease.
2.5    Term. The Term with respect to the Suites 150 and 170 Expansion Space shall be coterminous with the Existing Premises, as extended by this Agreement. In the event that the Original Lease terminates pursuant to its terms, such termination shall apply to the entire Premises then subject to the Original Lease (including the Suites 150 and 170 Expansion Space).
2.6    Abatement of Base Rent for Suites 150 and 170 Expansion Premises. Landlord agrees that in consideration of Tenant entering into this Agreement, monthly Base Rent with respect to the Suites 150 and 170 Expansion Space shall be abated for the first three (3) months after the Suites 150 and 170 Expansion Space Commencement Date. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article 21 of the Lease, then as part of the recovery set forth in Article 21 of the Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the foregoing provisions.

2.7    Maximum Parking Allocation. The Maximum Parking Allocation is increased by forty-two (42) unreserved passes.
3.    Lease of Suite 203 Expansion Space. Effective on the Suite 203 Expansion Space Commencement Date, the Premises shall be expanded to include the Suite 203 Expansion Space. Accordingly, effective on the Suite 203 Expansion Space Commencement Date, Landlord leases the Suite 203 Expansion Space to Tenant and Tenant leases the Suite 203 Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:
3.1    Location of Suite 203 Expansion Space. The Suite 203 Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises, the Suites 150 and 170 Expansion Space, if then applicable, and the Suite 203 Expansion Space, and Exhibit “B-3” attached hereto is hereby added to Exhibit “B” to the Original Lease.
3.2    Tenant’s Building Percentage. Tenant’s Building Percentage is increased by 17.64%, and including the Existing Premises and the Suites 150 and 170 Expansion Space, Tenant’s total Building Percentage will be 79.60%.
3.3    Tenant’s Common Area Building Percentage. Tenant’s Common Area Building Percentage is increased by 0.86%, and including the Existing Premises and the Suites 150 and 170 Expansion Space, Tenant’s total Common Area Building Percentage will be 3.88%.
3.4    Rent. Tenant agrees to pay Landlord a Base Rent for the Suite 203 Expansion Space in an amount equal to $4.10 per square foot of rentable space in the Suite 203 Expansion Space, which Base Rent shall increase by three percent (3%) on each anniversary of the Suite 203 Expansion Space Commencement Date; provided, however, in the event that the Suites 150 and 170 Expansion Space Commencement Date occurs prior to the Suite 203 Expansion Space Commencement Date, then Tenant agrees to pay Landlord a Base Rent for the Suite 203 Expansion Space at the same rental rate per square foot of rentable space then in effect for the Suites 150 and 170 Expansion Space, as the rental rate for monthly Base Rent for the Suites 150 and 170 Expansion Space may increase from time to time. The monthly Base Rent for the first month after the Suite 203 Expansion Space Commencement Date for which monthly Base Rent is due plus estimated Operating Expenses and Taxes in the amount of $10,292.40 shall be payable upon the execution of this Agreement. The monthly Base Rent for the Suite 203 Expansion Space shall be payable in the manner provided for in the Original Lease.
3.5    Term. The Term with respect to the Suite 203 Expansion Space shall be coterminous with the Existing Premises, as extended by this Agreement. In the event that the Original Lease terminates pursuant to its terms, such termination shall apply to the entire Premises then subject to the Original Lease (including the Suite 203 Expansion Space).
3.6    Abatement of Base Rent for Suite 203 Expansion Premises. Landlord agrees that in consideration of Tenant entering into this Agreement, monthly Base Rent with respect to the Suite 203 Expansion Space shall be abated for the first three (3) months after the Suite 203 Expansion Space Commencement Date. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article 21 of the Lease, then as part of the recovery set forth in Article 21 of the Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the foregoing provisions.
3.7    Maximum Parking Allocation. The Maximum Parking Allocation is increased by twenty-eight (28) unreserved passes, and together with the Maximum Parking Allocation increase in Section 2.7, the total Maximum Parking Allocation increase will be seventy (70) unreserved passes.
4.    Second Expansion Space Improvements. Promptly following the delivery of each of the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space to Tenant, Tenant shall improve each of the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space in accordance with the Tenant Work Letter attached to this Agreement as Exhibit “K.”
5.    Condition of Suites 150 and 170 Expansion Space and Suite 203 Expansion Space. Subject to the Work Letter and Sections 4 and 6, Tenant shall accept each of the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space in its “AS IS” condition. Tenant agrees that, except as set forth in this Agreement and the Work Letter, Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Suites 150 and 170 Expansion Space, the Suite 203 Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Suites 150 and 170 Expansion Space or the Suite 203 Expansion Space as of the Suites 150 and 170 Expansion Space Commencement Date or Suite 203 Expansion Space Commencement Date, as applicable. Subject to the Work Letter and Sections 4 and 6, the taking of possession of each of the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space by Tenant shall be conclusive evidence that the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space and the Building were in good and satisfactory condition at the time possession was taken by Tenant. Subject to Sections 4 and 6, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Suites 150 and 170 Expansion Space, the Suite 203 Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Suites 150 and 170 Expansion Space, the Suite 203 Expansion Space or the Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the Building or the Suites 150 and 170 Expansion Space or the Suite 203 Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Original Lease. Subject to the Work Letter and Sections 4 and 6, any improvements or personal property located in the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose. Tenant shall deliver to Landlord any modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space and Tenant’s entry into the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space prior to the delivery of possession to Tenant.

6.    Second Expansion Space Covered Items. Notwithstanding Section 5 above, Landlord warrants that the roof, parking lot and Building HVAC, and electrical and plumbing systems (the “Second Expansion Space Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date possession of each of the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space is delivered to Tenant in accordance with the Work Letter. If a non-compliance with such warranty exists as of the delivery of possession in accordance with the Work Letter, or if one of such Second Expansion Space Covered Items should malfunction or fail within ninety (90) days after the delivery of possession to Tenant in accordance with the Work Letter, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense.
7.    Letter of Credit Modification. Section 53.1 of the Original Lease is amended to increase the required amount of the Letter of Credit by $519,964.22, for a total of $691,074.62 (the “Letter of Credit Required Amount”). No later than May 1, 2018, Tenant shall replace the Letter of Credit then being held by Landlord with a new Letter of Credit in the new Letter of Credit Required Amount or amend the Letter of Credit to that new Letter of Credit Required Amount. Tenant’s failure to deliver that new Letter Credit or amended Letter Credit at that time shall be an Event of Default under the Lease without the obligation of Landlord to give any notice or opportunity to cure. Subject to the remaining terms of this Section 7, and provided the Reduction Condition (as defined below) has been satisfied at the reduction effective date, Tenant shall have the right to reduce the Letter of Credit Required Amount so that the new Letter of Credit Required Amount shall be $388,300.86 effective as of the first day of the thirty-second (32nd) month of the Second Extension Term (as defined below). If Tenant is entitled to a reduction in the Letter of Credit Required Amount, Tenant shall provide Landlord with written notice requesting that the Letter of Credit Required Amount be reduced as provided above (the “Reduction Notice”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Letter of Credit Required Amount as provided herein, the reduction shall be effectuated by Tenant replacing the Letter of Credit then being held by Landlord with a new Letter of Credit in the new Letter of Credit Required Amount or amending the then-existing Letter of Credit to that new Letter of Credit Required Amount. The term Reduction Condition means no Event of Default shall have occurred under the Lease.
8.    Extension of Term. The Original Lease Expiration Date is hereby changed to the date (the “Second New Expiration Date”) that is sixty-three (63) months after the earlier of the Suites 150 and 170 Expansion Space Commencement Date, and (b) the Suite 203 Expansion Space Commencement Date. The period from February 1, 2020 (the “Second Extension Commencement Date”) to the Second New Expiration Date is referred to herein as the “Second Extension Term.” After the Suite 203 Expansion Space Commencement Date and the Suites 150 and 170 Expansion Space Commencement Date have both been determined, Tenant shall execute a Commencement Date Memorandum substantially in the form of Exhibit F to the Original Lease acknowledging, among other things, (a) the Suite 203 Expansion Space Commencement Date and the Suites 150 and 170 Expansion Space Commencement Date, (b) the Second New

Expiration Date, and (c) the schedule of Base Rent for the Premises. Tenant’s failure to execute that Commencement Date Memorandum shall not affect Tenant’s liability hereunder.
9.    Adjustment to Monthly Base Rent. Prior to the Second Extension Commencement Date, Tenant shall continue to pay to Landlord monthly Base Rent for the Existing Premises in accordance with the terms of the Original Lease. Commencing on the Second Extension Commencement Date, Tenant shall pay to Landlord monthly Base Rent for the Existing Premises at the same rental rate per square foot of rentable space then in effect for the Second Expansion Space, as the rental rate for monthly Base Rent for the Second Expansion Space may increase from time to time.
10.    Condition of Existing Premises. Tenant is in occupancy of the Existing Premises and will accept the same, as of the commencement of the Second Extension Term in its “as is” condition, without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements therein, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements thereto (except as expressly set forth in the Work Letter), or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as may be expressly provided otherwise in this Agreement.
11.    Right of First Offer. Effective on the date of this Agreement, the definition of “Offer Space” in Article 54 of the Original Lease shall include, without limitation, Suite 204 in the Building.
12.    Signage. Effective as of each of the Suites 150 and 170 Expansion Space Commencement Date and the Suite 203 Expansion Space Commencement Date, as applicable, Landlord, at Tenant’s sole cost and expense, shall provide Tenant with Building standard suite signage with respect to each of the Suites 150 and 170 Expansion Space and the Suite 203 Expansion Space. Effective as of each of the Suites 150 and 170 Expansion Space Commencement Date and the Suite 203 Expansion Space Commencement Date, as applicable, and subject to availability as determined by Landlord, Tenant’s share of the Monument Signage shall be increased to such size as Landlord shall reasonably determine is comparable to the share of monument signage provided by Landlord to other tenants of the Project occupying a similar amount of rentable square footage in the Project as Tenant is occupying at such time. Effective as of the date that Tenant or any Permitted Transferee commences to occupy at least one (1) entire floor of the Building, the following new Section 31.4 shall be added to the Original Lease:
“31.4    Landlord shall, at Tenant’s sole cost and expense, install one line of signage at the top of the Building (the “Building-top Signage”) identifying Tenant’s name. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Building-top Signage shall be subject to the reasonable approval of Landlord and the approval of all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Building-top Signage to be removed and the area of the top of the Building affected by the Building-top Signage to be restored to the condition existing prior to the installation of Tenant’s Building-top Signage, reasonable wear and tear and discoloration due to sun exposure excepted. The right to Building-top Signage is personal to the initially named Tenant in this Lease and any Permitted Transferee. To the extent Tenant desires to change the name set forth on the Building-Top Signage, such name shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building. All of Tenant’s rights to install and maintain Building-top Signage on the top of the Building in accordance with this Section 31.4 shall permanently terminate upon notice from Landlord following (a) a Monetary Default under this Lease and/or (b) the date upon which Tenant or any Permitted Transferee ceases to occupy at least one (1) entire floor of the Building.”
13.    Parking. Landlord and Tenant acknowledge that Tenant may desire to make the following alterations in accordance with Article 14 of the Original Lease: (a) reconfigure up to three (3) parking stalls adjacent to the exterior sliding glass doors to allow each access for truck delivery and pick up and/or (b) install up to three (3) storage pods on parking stalls designated by Landlord (collectively, the “Parking Alterations”). Landlord agrees not to unreasonably withhold its consent to the Parking Alterations. Notwithstanding anything to the contrary in this Lease, Landlord shall be deemed to have acted reasonably in disapproving plans or designs for the Parking Alterations if Landlord determines in good faith that the matter disapproved constitutes or would create a Design Problem (as defined in Exhibit “K” attached hereto). Anything to the contrary in the Lease notwithstanding, Tenant, at Tenant’s sole cost and expense, shall remove the Parking Alterations at the expiration or earlier termination of the Term of the Lease and restore the area affected by the Parking Alterations to the condition existing prior to the installation of the Parking Alterations.
14.    Must-Take Space. As used herein, the term “Must-Take Space” means approximately 4,789 square feet of rentable area in the Building commonly known as Suite 202 and as outlined in Exhibit B-4 attached to this Agreement. The Premises shall be expanded to include the Must-Take Space on the date (the “Must-Take Space Commencement Date”) that is the earlier of (A) the date upon which Tenant first commences to conduct business in the Must-Take Space, and (B) the date that is ninety (90) days after the Must-Take Space Early Occupancy Date (as defined below). Tenant shall be permitted to enter into the Must-Take Space on the Must-Take Space Early Occupancy Date without the obligation for payment of Rent for the purposes of installing its furniture, fixtures, cabling, files and equipment and improving the Must-Take Space in accordance with the Tenant Work Letter attached hereto as Exhibit “K”; and provided that (a) Tenant first provides Landlord with proof of insurance that is required by the terms of the Lease, modified to apply to the Must-Take Space, (b) all construction by Tenant shall be performed in accordance with the terms of the Lease and the Tenant Work Letter attached hereto as Exhibit “K”, and (c) Tenant has notified Landlord of Tenant’s schedule of early entry. Any access by Tenant or its agents to the Must-Take Space prior to the Must-Take Space Commencement Date shall be subject to all of the terms and conditions of the Lease, except that the obligation to pay Rent shall not commence until the Must-Take Space Commencement Date, and no such early access shall alter the Must-Take Space Commencement Date, Without limiting any other provision of the Lease, except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, Landlord shall not be responsible for damages or loss to any work performed by Tenant or to Tenant’s personal property or the personal property of Tenant’s contractor’s, employees or agents which occurs during such period of early access. As used herein, “Must-Take Space Early Occupancy Date” means the later of (i) November 1, 2019, and (ii) the earlier of (y) May 1, 2020, and (z) the day after the date upon which the existing occupant of the Must-Take Space surrenders such space to Landlord, Accordingly, on the Must-Take Space Commencement Date (a) Tenant’s Building Percentage is increased by 9.85%, (b) Tenant’s Common Area Building Percentage is increased by 0.48%, (c) the Maximum Parking Allocation shall be increased by fifteen (15) unreserved passes, (d) the Term with respect to the Must-Take Space shall be coterminous with the Existing Premises, as extended by this Agreement, (e) the Base Rent per square foot of rentable area for the Must-Take Space added pursuant to this Section 14 shall be the same as the Base Rent per square foot of rentable area for the Second Expansion Space as it may be adjusted during the Term, (f) the lease commencement date for the Must-Take Space added by this Section 14 shall be the Must-Take Space Commencement Date, (g) the lease term for the Must-Take Space added by this Section 14 shall expire coterminously with the Term for the Existing Premises, as extended by this Agreement, (h) any other provision of the Lease that is determined based on the rentable area of the Premises shall be redetermined, (i) the Letter of Credit Required Amount shall be increased to $776,601.71, which Letter of Credit Required Amount shall be subject to reduction in accordance with the terms of Section 7 of this Agreement, and (j) upon either party’s request, Landlord and Tenant shall execute an amendment to the Lease and a memorandum thereof confirming the change to the Premises pursuant to this Section 14 and the corresponding changes to the provisions of the Lease that are based on the rentable area of the Premises. Promptly following the delivery of the Must-Take Space to Tenant, Tenant shall improve the Must-Take Space (the “Must-Take Space Improvements”) pursuant to the terms of the Tenant Work Letter attached to this Agreement as Exhibit “K”, except that the allowance with respect to the Must-Take Space shall be $57,468.00 and Tenant shall not otherwise be provided with any other allowance for any other portion of the Premises.
15.    Original Lease In Effect With Modifications. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Second Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Second Extension Term, except as provided in Sections 2.6, and 4 of this Agreement, and Tenant shall have no further option to extend the term.
16.    Brokers. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cushman & Wakefield (“Landlord’s Broker”) and Newmark Cornish & Carey (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person other than Landlord’s Broker and Tenant’s Broker. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker. Nothing in this Agreement shall impose any obligation on Tenant to pay a commission or fee to any party in connection with this Agreement.
17.    Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.
18.    Estoppel. As additional consideration for this Agreement, Tenant hereby certifies to Landlord on the date hereof as follows:
(a)    The Original Lease (as amended hereby) is in full force and effect.
(b)    Tenant is in possession of the Existing Premises and has not sublet any portion of the Existing Premises or assigned its interest in the Lease.
(c)    To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(d)    All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in the Work Letter and Section 4 of this Agreement.
(e)    To Tenant’s knowledge, there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.
(f)    All of the representations and warranties of Tenant in the Original Lease are hereby remade.
19.    Miscellaneous. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached Exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that, except to the extent required by law, neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Agreement.
20.    OFAC. As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that to the Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease. The representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.
21.    ERISA. Tenant represents, warrants and covenants to Landlord that, as of the date hereof and throughout the term of the Lease, Tenant is not, and is not entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan. Notwithstanding any terms to the contrary in the Lease or this Agreement, in no event may Tenant assign or transfer its interest under the Lease to a third party who is, or is entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan if such transfer would could cause Landlord to incur any prohibited transaction excise tax penalties or other materially adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended or similar law. Tenant represents and warrants to Landlord that (i) neither Tenant nor any of its “affiliates” has the authority (A) to appoint or terminate PGIM, Inc. (“PGIM”) as investment manager of the

PRISA II Separate Account, (B) to negotiate the terms of a management agreement between PGIM and the PRISA II Separate Account or (C) to cause an investment in or withdrawal from the PRISA II Separate Account and (ii) Tenant is not “related” to PGIM (within the meaning of Part VI(h) of Department of Labor Prohibited Transaction Exemption 84-14).
22.    CASP. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a “Certified Access Specialist” and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.
23.    Net Income or Profits. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.
24.    Contingencies. It is hereby acknowledged that the Suites 150 and 170 Expansion Space is currently subject to a lease (the “Suites 150 and 170 Existing Lease”) by and between Landlord or Landlord’s predecessor-in-interest and the existing tenant under the Suites 150 and 170 Existing Lease (the “Suites 150 and 170 Existing Tenant”). The parties hereto understand and agree that effectiveness of this Agreement is subject to and conditioned upon (a) the termination of the Suites 150 and 170 Existing Lease on terms acceptable to Landlord in its sole discretion, as evidenced by the full execution of a termination agreement by and between Landlord and the Suites 150 and 170 Existing Tenant (“Suites 150 and 170 Termination Agreement”), and (b) the surrender by the Suites 150 and 170 Existing Tenant of possession of the Suites 150 and 170 Expansion Space as and when required pursuant to the Suites 150 and 170 Termination Agreement. It is hereby acknowledged that the Must-Take Space is currently subject to a lease (the “Must-Take Space Existing Lease”) by and between Landlord or Landlord’s predecessor-in-interest and the existing tenant under the Must-Take Space Existing Lease (the “Must-Take Space Existing Tenant”). The parties hereto understand and agree that effectiveness of this Agreement is subject to and conditioned upon the extension of the term of the Must-Take Space Existing Lease with respect to Suite 202 in the Building on terms acceptable to Landlord in its sole discretion, as evidenced by the full execution of a lease amendment agreement by and between Landlord and the Must-Take Space Existing Tenant (“Must-Take Space Extension Agreement”). If any of the Suites 150 and 170 Expansion Space Existing Tenant, Suite 203 Expansion Space Existing Tenant and Must-Take Space Existing Tenant do not deliver the Suites 150 and 170 Expansion Space, Suite 203 Expansion Space and Must-Take Space (collectively, the “Expansion Spaces”) respectively by February 1, 2019, Tenant has the right to terminate this Agreement with respect to the undelivered Expansion Spaces upon written notice to Landlord thereof. For the avoidance of doubt, if Tenant terminates this Agreement with respect to less than all of the Expansion Spaces, this Agreement shall continue to be in full force and effect as to the other Expansion Spaces.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC,
a California limited liability company

By:	PR II LHC Bayshore Technology Center, LLC, a Delaware limited liability company, its managing member

	By:	PRlSA II LHC, LLC, a Delaware limited liability company, its sole Member

		By:	/s/ Jeffrey D. Mills
		Name:	Jeffrey D. Mills
		Title:	Vice President

Tenant:

PROCEPT BIOROBOTICS CORPORATION,
a California corporation

By:	/s/ Reza Zadno

Its: CEO

By:	/s/ Kevin Waters

Its: CEO

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.